UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 25, 2022 (May 19, 2022)

Stone Point Credit Corporation

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	814-01375	85-3149929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20 Horseneck Lane

Greenwich, Connecticut 06830

(Address of Principal Executive Offices, Zip Code)

(203) 862-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 1.01. Entry into a Material Definitive Agreement.

On May 19, 2022, Stone Point Credit Corporation (the “Company”) entered into a Note Purchase Agreement (the “May 2022 NPA”) governing the issuance of $225 million in aggregate principal amount of senior unsecured notes due May 19, 2025 (the “Senior Notes”) to qualified institutional investors in a private placement. $150 million of the Senior Notes, the First Installment Notes, were delivered and paid for on May 19, 2022, and $75 million of the Senior Notes, the Second Installment Notes, are expected to be delivered and paid for on August 18, 2022, subject to certain customary closing conditions. All terms not defined herein shall have the meanings set forth in the May 2022 NPA.

The Senior Notes have a fixed interest rate of 5.83% per year, subject to a step up of (1) 1.00% per year, to the extent and for so long as the Senior Notes fail to satisfy certain investment grade rating conditions and/or (2) 1.50% per year, to the extent and for so long as either the ratio of the Company’s secured debt to total assets exceeds specified thresholds, measured as of each fiscal quarter-end, or the Company fails to deliver the required quarterly or annual financial statements and related certificates when due. The Company intends to use the net proceeds from the offering of the Senior Notes for general corporate purposes, including to make investments, repay certain existing indebtedness and make other distributions permitted by the May 2022 NPA.

The Senior Notes will mature on May 19, 2025 unless redeemed, purchased or prepaid prior to such date by the Company in accordance with the terms of the May 2022 NPA. Interest on the Senior Notes will be due semiannually in May and November of each year, beginning in November 2022. In addition, the Company is obligated to offer to repay the Senior Notes at par (plus accrued and unpaid interest to, but not including, the date of prepayment) if certain change in control events occur. Subject to the terms of the May 2022 NPA, the Company may redeem the Senior Notes in whole or in part at any time or from time to time at the Company’s option at par plus accrued interest to the prepayment date and, if redeemed on or before February 17, 2025, a make-whole premium.

The May 2022 NPA contains certain representations and warranties, and various covenants and reporting requirements customary for agreements of this type, including, without limitation, information reporting, maintenance of the Company’s status as a business development company within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”), and certain restrictions with respect to transactions with affiliates, fundamental changes, changes of line of business, permitted liens, and restricted payments. In addition, the May 2022 NPA contains the following financial covenants: (a) maintaining a minimum obligors’ net worth, measured as of each fiscal quarter-end; and (b) not permitting the Company’s asset coverage ratio, as of the date of the incurrence of any debt for borrowed money or the making of any cash dividend to shareholders, to be less than the statutory minimum then applicable to the Company under the 1940 Act.

The May 2022 NPA also contains customary events of default with customary cure and notice periods, including, without limitation, nonpayment, incorrect representation in any material respect, breach of covenant, cross-default under other indebtedness or that of the Company’s subsidiary guarantors, if any, certain judgements and orders, and certain events of bankruptcy. Upon the occurrence of certain events of default, all Senior Notes then outstanding shall automatically become immediately due and payable.

The Company’s obligations under the May 2022 NPA are general unsecured obligations that rank pari passu with all outstanding and future unsecured unsubordinated indebtedness issued by the Company.

The Senior Notes were offered in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Senior Notes have not and will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, as applicable.

The description above is only a summary of the material provisions of the May 2022 NPA and is qualified in its entirety by reference to the copy of the May 2022 NPA which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in this Current Report on Form 8-K set forth under Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Note Purchase Agreement by and between the Company and the purchasers party thereto, dated May 19, 2022

*Schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stone Point Credit Corporation

Dated: May 25, 2022	By:	/s/ Gene Basov
	Name:	Gene Basov
	Title:	Chief Financial Officer